EXHIBIT 10.30

                              EMPLOYMENT AGREEMENT


                        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 4th day of March, 1997 (the "Effective Date") by and between Farm Fresh, Inc., a Virginia corporation (the "Company"), and Ronald E. Johnson (the "Executive").

BACKGROUND

                        The Company desires to employ Executive, and Executive is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth.

                        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

TERMS

                        SECTION 1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to serve as the Company's President and Chief Executive Officer (the "President and CEO") during the Employment Period set forth in Section 6, subject to the terms and conditions hereinafter set forth.

                        SECTION 2. Management Duties. As President and CEO of the Company during the Employment Period, Executive shall carry out such duties as are commensurate and normally associated with the positions of President and Chief Executive Officer, which duties shall however, in all cases, be subject to policies set by, and at the direction and control of, the Company's Board of Directors. The Company shall, subject to applicable fiduciary duties of the Company's directors as advised by counsel, nominate the Executive and use its best efforts to have Executive appointed or elected to serve on the Company's Board of Directors at all times during the Employment Period.

                        SECTION 3. Extent of Services. During the Employment Period, Executive shall devote substantially all his working time (during normal business hours) and attention (other than during any illness and vacations) and give his best efforts, skills and abilities to the management and operations of the Company; it being understood and agreed that Executive shall be permitted to manage his own personal affairs and serve as a director or officer of any trade association, civic, corporate, educational or charitable organization or governmental entity, provided that Executive's service does not materially interfere with Executive's performance of his duties hereunder. Executive shall report only and directly to the Company's Board of Directors. Notwithstanding the above, the Executive shall not be required to perform any duties or responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation. Executive shall perform his services hereunder only at the Company's Norfolk, Virginia offices and (with the consent of the Executive) at such other places as are required for the effective management of the Company (other than business travel).

                        SECTION 4.  Compensation and Benefits.

                        (a) Executive shall receive, during the Employment Period, from the Company as compensation for his services a salary at the annual rate of Four Hundred Thousand Dollars ($400,000) per annum (the "Base Salary"). The Base Salary shall be payable in equal installments at such intervals as the Company pays its employees generally (but in no event less frequently than once per month).

                        (b) Subject to Section 4(c), the Executive shall be eligible to participate in an annual cash bonus program which shall contain financial performance formulas and criteria to be agreed upon by the Company and the Executive and pursuant to which the Company and the Executive intend for Executive to be eligible to earn an amount equal to $200,000 upon satisfaction of the specified financial performance formulas and criteria (the "Operations Bonus Program"). The amount of each of the annual cash bonuses to which Executive is entitled under the Operations Bonus Program shall be determined and the bonus shall be paid to Executive as soon as the underlying financial data is available (but in no event later than 90 days following the end of the year for which the bonus is calculated).

                        (c) The Company, from time to time, may consider engaging in one or more transactions involving the sale of the Company and/or all or a portion of its assets, businesses and operations (including, without limitation, as a merger, consolidation, sale of all or substantially all of the capital stock of the Company or sale of all or a portion of the Company's assets) pursuant to (x) a plan of reorganization which has been confirmed under chapter 11 of title 11 of the United State Code and for which an effective date thereunder has occurred (an "Effective POR"), or (y) a full and complete consensual settlement or other restructuring to which the Company and all of the Company's holders of indebtedness for borrowed money are a party, or (z) an acquisition agreement between the Company and any acquiror which, in the opinion of the Company's Board of Directors, contains indemnification of third parties which is substantially similar (from the perspective of third parties) to the releases that are customarily available to third parties under an Effective POR (any such transaction following any one of the conditions described in clause (x) or (y) or (z), a "Transaction"). In the event that the aggregate Net Value (as defined below) of the consideration received in connection with any Transaction(s) during the Employment Period equals or exceeds $225,000,000 in the aggregate, the Executive shall be entitled to receive from the Company a cash bonus (a "Transaction Bonus") equal to $300,000 plus 1.8% of the positive difference (if any) between the Net Value of the Transaction(s) and $225,000,000. As used herein, "Net Value" shall mean the sum of: (i) in the case of any asset sale, the sum of the cash and fair market value of all securities and other non-cash property received by the Company in any Transaction, increased dollar-for-dollar by any indebtedness for borrowed money assumed by the purchaser, and reduced dollar-for-dollar by any liabilities (other than indebtedness for borrowed money) which are properly allocated to the business sold in the Transaction but which are retained or paid by the Company; and (ii) in the case of any Transaction other than an asset sale, the sum of the cash and fair market value of all securities and other non-cash property received by securityholders of the Company, reduced dollar-for-dollar by (x) any proceeds from any other Transactions held or to be received by the Company and/or its securityholders and (y) any liabilities (other than indebtedness for borrowed money) which are properly allocated to the business sold in the Transaction but which are retained or paid by such securityholders, and increased dollar-for-dollar by the aggregate amount of then-existing indebtedness for borrowed money (after giving effect to any actual or contemplated debt forgiveness or other similar compromise of such indebtedness in connection with such Transaction)(all of the foregoing "Net Value" as reasonably determined by the Company's Board of Directors or any nationally-recognized investment banking firm designated by the Company). The amount of any Transaction Bonus to which Executive is entitled under this
Section 4(c) shall be determined and the bonus shall be paid to Executive as soon as practicable (but in no event later than 90 days following the occurrence of the latest Transaction for which a payment is owed under this Section 4(c)). Notwithstanding anything to the contrary contained in this Agreement: (i) aggregate Transaction Bonus payments owed under this Section 4(c) shall not exceed $1,650,000 in the aggregate; and (ii) in the event that any Transaction Bonus is owed with respect to Transactions occurring during any calendar year in which a payment is otherwise owed pursuant to Section 4(b) under the Operations Bonus Program, the Executive only shall receive the Transaction Bonus with respect to such calendar year and no bonus shall be due or owing to the Executive under the Operations Bonus Program with respect to such calendar year; and (iii) if any payments (including Transaction Bonus payments) which the Executive has the right to receive from the Company or any affiliated entities under this Agreement would otherwise constitute an "excess parachute payment" (as defined in Internal Revenue Code Section 280G, but determined without regard to Section 280G(b)(5)(A)(ii)), such payments shall be reduced (the "Parachute Reduction") pro rata (but not below zero) to the largest amount that will result in no portion of any such payment being subject to the excise tax imposed by Internal Revenue Code Section 4999. The determination of any reduction shall be determined by the Company in good faith before any payments are due and payable to the Executive. If "Shareholder Approval" (as defined in the next sentence) is obtained, the Parachute Reduction shall not apply. Shareholder approval means approval of the elimination of the Parachute Reduction by persons who own, immediately before a Transaction, more than 75 percent of the voting power of the Company's outstanding stock by a vote which satisfies the requirements of Internal Revenue Code section 280G(b)(5)(B) and the applicable proposed, temporary or final Treasury Regulations thereunder.

                        (d) During the Employment Period, Executive and his eligible dependents shall be entitled to participate in the employee benefit plans and programs generally offered to any other senior executive officers of the Company during the Employment Period.

                        (e) All payments to Executive or his estate made pursuant to this Agreement shall be subject to such withholding as may be required by any applicable laws.

                        SECTION 5. Expense Reimbursements; Automobile Allowance; Special Long-Term Disability Coverage. During the Employment Period, the Company shall reimburse Executive for all reasonable or necessary out-of-pocket expenses incurred by Executive in the performance of his duties hereunder, provided such expenses are submitted to the Company in accordance with its accounting procedures. The Company shall provide Executive with an automobile allowance of $750 per month to enable Executive to obtain an automobile for the Executive's use. The Executive shall be entitled to participate in the long-term disability plan described on Exhibit A.

                        SECTION 6. Term. The period of Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and, unless sooner terminated pursuant to Section 7 of this Agreement or extended pursuant to the proviso to this sentence, shall continue until the close of business on the second anniversary of the date of this Agreement, and shall terminate at such time; provided however, that the Employment Period shall be extended for an additional one-year period on the second anniversary of the date of this Agreement and on each anniversary thereafter, unless either the Company or the Executive shall have given written notice to the other, no later than 180 days prior to the last day of the then-existing Employment Period, that the term of this Agreement shall not be so extended.

                        SECTION 7.  Termination and Severance.

                        (a) Notwithstanding anything to the contrary contained herein, the Employment Period shall terminate upon the earliest to occur of the following (which may occur at any time as provided below and none of which are deemed to be breaches of any covenants or agreements under this Agreement):

                                    (i)   the close of business on the last day
of the then-existing Employment Period (as such Employment Period may be extended from time to time pursuant to Section 6) where either the Company or the Executive has elected not to extend the Employment Period in accordance with the proviso contained in Section 6;

                                    (ii)  the Executive's death;

                                    (iii)  delivery by the Company to  Executive
of a written notice of the Company's election to terminate Executive's employment hereunder because of Executive's Disability (as defined below);

                                    (iv)   delivery  by the  Company  to
Executive of a written notice of the Company's election to terminate Executive's employment hereunder for Cause (as defined below);

                                    (v)   the  close of  business  which is 90
days after the date on which Executive delivered to the Company a written notice of Executive's election to terminate Executive's employment hereunder and such termination is not for Good Reason (as defined below);

                                    (vi)  delivery  by the  Company  to
Executive of a written notice of the Company's election to terminate Executive's employment hereunder and such termination is not for Cause or as a result of Executive's death or Disability; or

                                    (vii)  delivery by  Executive  to the
Company of a written notice of Executive's election to terminate Executive's employment hereunder following a Value Transaction (as defined below) and such termination is for Good Reason; or

                                    (viii) the earlier to occur, as applicable,
of (x) one day following any one or more Transactions resulting in either a sale of all or substantially all of the assets or capital stock of the Company (whether by merger or otherwise), and (y) any effective date of any plan of reorganization of the Company under chapter 11 of title 11 of the United States Code (the earlier of the foregoing, a "Value Transaction").

                        (b)         For purposes of this  Agreement,
"Disability" shall mean that Executive suffers from a permanent physical or mental impairment which, in the judgment of an independent medical physician, even with reasonable accommodations prevents Executive from substantially performing his duties hereunder for a period of one-hundred eighty (180) consecutive days. For the purposes of this Agreement, the term "Cause" shall mean (i) the willful and continuing failure by Executive substantially to perform his duties with the Company (other than any such failure resulting from illness) under this Agreement, provided that, solely with respect to any act or omission by Executive which remains curable without significant out-of-pocket cost to the Company, "Cause" shall not be deemed to exist under this clause (i) unless Executive has been provided by the Company with at least thirty (30) days prior written notice of the Company's intention to terminate Executive's employment hereunder for Cause and Executive has not cured or corrected such performance defaults within such thirty-day period, or (ii) the willful and continuing failure by Executive to perform Executive's obligations under Section 9 hereunder, or (iii) the indictment of Executive for theft, embezzlement or other felony crimes against the Company. For purposes of the foregoing definition of "Cause," no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in the best interest of the Company. Notwithstanding the foregoing or any other provision hereof, Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting of the Board of Directors of the Company called and held for such purpose (after reasonable notice to Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the reasonable and good faith opinion of the Board of Directors of the Company, Executive was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail. For purposes of this Agreement, "Good Reason" shall mean (i) the willful and continuing failure by the Company substantially to perform its obligations under this Agreement; provided that, solely with respect to any act or omission by the Company which remains curable without significant out-of-pocket cost to the Executive, "Good Reason" shall not be deemed to exist under this clause (i) unless the Company has been provided by the Executive with at least thirty (30) days prior written notice of the Executive's intention to terminate Executive's employment hereunder for Good Reason and the Company has not cured or corrected such performance defaults within such thirty-day period, or (ii) any material alteration or diminution in Executive's responsibilities to the Company as its chief executive officer under this Agreement (other than changes required by applicable federal or state laws), or (iii) the Executive's compensation or employment related benefits (other than with respect to any bonus) are in the aggregate reduced in any material respect, or (iv) the Executive's place of employment is moved to a location more than 20 miles from the current Norfolk location without the Executive's consent.

                        (c) Following any termination of Executive's employment hereunder, all obligations of the Company under this Agreement (other than (x) any obligations with respect to the payment of accrued and unpaid salary, accrued and unpaid bonus, accrued and unpaid vacation, and expense reimbursement under Section 5 hereof through the date of Executive's termination of employment hereunder, and (y) as set forth in Section 7(d)) shall terminate.

                        (d) In the event of any termination of Executive's employment hereunder pursuant to Section 7(a)(vi) or Section 7(a)(vii), the Company shall pay to Executive severance compensation in an amount equal to 100% of Executive's Base Salary. All cash severance compensation amounts owed pursuant to this Section 7(d) shall be paid within thirty (30) days following the effective date of Executive's termination.

                        (e)         Any severance  compensation  granted in
Section 7 of this Agreement shall be the sole and exclusive compensation or benefit due to Executive upon termination of Executive's employment.

       SECTION 8. Representations, Warranties and Acknowledgments of Executive.

                        (a) Executive represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding (including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 9 hereof) which in any manner would limit or otherwise affect his ability to perform his obligations hereunder. Executive further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

                        (b) Executive represents and warrants that he acknowledges the Company's belief that it would cause the Company serious and irreparable injury and cost if Executive were to breach the obligations contained in Section 9.

                        (c) Executive recognizes and acknowledges that: (i) in the course of Executive's employment by the Company it will be necessary for Executive to acquire information which could include, in whole or in part, information concerning the Company's experimental and development plans, trade secrets, secret procedures, information relating to ideas, improvements, and inventions, disclosures, processes, systems, formulas, composition, patents, patent applications, machinery, materials research activities and plans, customers or vendors and prospective customers, the Company's product costs, the Company's prices, profits and volume of sales, and future business plans, and other confidential or proprietary information belonging to the Company or relating to the Company's affairs, even if such information has been disclosed in confidence to one or more third parties pursuant to distribution agreements, joint research agreements or other agreements entered into by the Company or any of its affiliates and which information is not generally available within the public domain (collectively, such information is referred to herein as the "Confidential Information"); (ii) the Confidential Information is the property of the Company; (iii) the use, misappropriation or disclosure of the Confidential Information would cause irreparable injury to the Company; and (iv) it is essential to the protection of the Company's good will and to the maintenance of the Company's competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others (except as may be necessary for the performance of Executive's duties hereunder).

                        SECTION 9.  Executive's Covenants and Agreements.

                        (a) Executive agrees that he shall not, without the prior written consent of the Board of Directors of the Company, disclose or make available to anyone for use outside the Company's organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, any Confidential Information, whether or not developed by Executive, except as required in the performance of Executive's duties to the Company or as is otherwise required by law, applicable regulation or any recognized subpoena power. Notwithstanding anything to the contrary contained herein, the foregoing confidentiality obligations of the Executive shall not apply to any information or data that is generally available within the public domain or otherwise publicly accessible through legal means (in no event, in any case, as a result of Executive's breach of his obligations hereunder).

                        (b) Upon the termination of Executive's employment with the Company for any reason, Executive promptly shall deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals, price lists, customer lists, company credit cards, company vehicles and any documents concerning the Company's customers or concerning products or processes used by the Company containing or constituting Confidential Information.

                        (c) Executive covenants and agrees that during the period of Executive's employment hereunder and, if applicable, during the Non-Compete Period, Executive shall not, directly or indirectly (whether as principal, agent, officer, director, employee, consultant, shareholder, or otherwise, whether alone or in association with any other person, corporation or other entity): (i) engage in, own or otherwise operate any supermarket or retail grocery business in the Commonwealth of Virginia; or (ii) solicit or induce, or attempt to solicit or induce, any employee of the Company to leave; it being understood that Executive shall be permitted to own up to 3% of the outstanding capital stock of any publicly-traded company listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System. For purposes of this Agreement, "Non-Compete Period" means the one-year period following any termination of Executive's employment by Executive pursuant to Sections 7(a)(iv) or 7(a)(v).

                        SECTION  10.  Remedies.   Executive  acknowledges  that
his promised services hereunder are of a special, unique, unusual, extraordinary and intellectual character, which give them peculiar value the loss of which cannot be reasonably or adequately compensated in an action of law, and that, in the event there is a breach hereof by Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to enforce specific performance of the provisions or to enjoin Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity.

                        SECTION 11. Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party (the "Breaching Party") shall not operate or be construed as a waiver of any other or subsequent breach by the Breaching Party of such or any other provision. No delay or omission by the Company or Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Executive from time to time and as often as may be deemed expedient or necessary by the Company or Executive in its or his sole discretion.

                        SECTION 12. Notices. All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, or air courier guaranteeing overnight delivery to the other party at the following addresses:

                        To the Company:

                        Farm Fresh, Inc.
                        7530 Tidewater Drive
                        Norfolk, Virginia  23505
                        Attention: Board of Directors
                        with a copy to:

                        Dechert Price & Rhoads
                        4000 Bell Atlantic Tower
                        1717 Arch Street
                        Philadelphia, PA 19103
                        Attention: David E. Schulman, Esq.

                        To Executive:

                        Ronald E. Johnson


                        with a copy to:

                        Barnett, Bolt, Kirkwood & Long
                        601 Bayshore Boulevard
                        Suite 700
                        Tampa, FL  33606
                        Attention:  Robert S. Bolt, Esq.

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

                        SECTION 13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

                        SECTION 14. Governing Law. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflicts of law provisions thereof.

            SECTION 15. Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Neither party's rights under this Agreement shall, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the other party; it being understood that no merger or consolidation involving the Company shall be deemed an assignment.

                        SECTION 16. Attorneys' Fees; Costs. In any action or proceeding for damages or injunctive relief, the prevailing party, in addition to other relief, shall be entitled to reasonable attorneys' fees, costs and the expenses of litigation incurred by such party in securing the relief granted by the court.

                        SECTION 17. Counterparts; Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.

                        SECTION 18.  Survival.  Notwithstanding  the
termination of this Agreement or Executive's employment hereunder for any reason, Sections 7, 8, 9, 10, 14, 16 and 18 hereof (and any other provisions that explicitly contemplate extending beyond the termination of this Agreement or the Employment Period) shall survive any such termination.

                        SECTION 19. Entire Agreement. This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto. This Agreement only may be modified by an agreement in writing executed by both Executive and the Company.

                        SECTION 20. Representations. The Company represents that it is authorized and empowered to enter into this contract, and no contracts or indentures will be breached thereby.

                        SECTION 21. Arbitration. Subject to the terms and conditions of this Agreement, any dispute, controversy or claim arising from or relating to this Agreement (other than for injunctive relief) which the parties to this Agreement are unable to resolve, shall be resolved only by arbitration, which may be commenced at any time by notice given by any party to this Agreement. Arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. There shall be three arbitrators selected as follows: (i) one arbitrator shall be selected by the Company, one arbitrator shall be selected by the Executive, and the third arbitrator shall be selected jointly by the first two arbitrators, except that if the parties to this Agreement fail to select an arbitrator within sixty (60) days after initiation of arbitration or if the first two arbitrators fail to select the third arbitrator within one hundred twenty (120) days after initiation of arbitration, then the AAA shall make such selection. The venue of the arbitration shall be New York City, New York. Expenses of the arbitration proceeding shall be borne by the parties to this Agreement in such amounts or proportions as the arbitrators may determine. The decision of the arbitrators shall be by majority vote and shall be delivered in writing. Any arbitral award shall be final and binding on the parties to this Agreement and judgment upon any arbitral award may be entered and enforced by any court or judicial authority of competent jurisdiction.

                        IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.

                                   Company:

                                   FARM FRESH, INC.


                                   By:/s/ Farm Fresh, Inc.


                                   Executive:

                                   /s/ Ronald E. Johnson
                                   ---------------------
                                   Ronald E. Johnson